Exhibit 5.1
[Goodwin Procter LLP Letterhead]
November 9, 2009
Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
Re: Legality of Securities to be Registered Under Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Medical Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of up to $50,000,000 of shares (the “Shares”) of its common stock, par value $0.001 per share, as described in the prospectus, as supplemented, relating to the Shares contained in the Company’s Registration Statement (File No. 333-140433).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of (i) the Equity Distribution Agreement, dated as of November 9, 2009, by and among the Company, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and KeyBanc Capital Markets Inc., (ii) the Equity Distribution Agreement, dated as of November 9, 2009, by and among the Company, the Operating Partnership and Deutsche Bank Securities Inc. and (iii) the Equity Distribution Agreement, dated as of November 9, 2009, by and between the Company, the Operating Partnership and RBC Capital Markets Corporation, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 9, 2009 which is incorporated by reference into the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Sincerely,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP

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